SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
       / /        Preliminary Proxy Statement
       / /        Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
       / /        Definitive Proxy Statement
       / /        Definitive Additional Materials
       /X/        Soliciting Material Pursuant to Rule 14a-12

                          NIAGARA MOHAWK HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
       /X/  No fee required.

       / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

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         (5) Total fee paid:

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       (1)  Amount previously paid:

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(4)   Date Filed:

      [THIS FILING CONSISTS OF THREE PRESS RELEASES, A FINANCIAL PRESENTATION AND REMARKS OF NIAGARA MOHAWK CHIEF EXECUTIVE OFFICER WILLIAM E. DAVIS, ALL OF WHICH ARE SET FORTH BELOW]

      [NIAGARA MOHAWK AND NATIONAL GRID JOINT PRESS RELEASE DATED SEPTEMBER 5, 2000]

[National Grid Logo]                                       [Niagara Mohawk Logo]

      NATIONAL GRID TO ACQUIRE NIAGARA MOHAWK IN $3.0 BILLION TRANSACTION;
                 CREATES NINTH LARGEST ELECTRIC UTILITY IN U.S.

      Transaction Doubles Size Of National Grid USA; Creates Most Extensive
           Transmission Network And 2nd Largest Distribution Business
                         In New England/New York Region

    Niagara Mohawk To Retain Name And Syracuse-Based Operating Headquarters;
       National Grid Casts Vote of Confidence for Upstate New York Economy

      WESTBOROUGH, MA and SYRACUSE, NY, September 5, 2000 - National Grid Group plc (LSE, NYSE: NGG) and Niagara Mohawk Holdings, Inc. (NYSE: NMK) announced today that they have signed a merger agreement under which National Grid will acquire Niagara Mohawk through the formation of a new National Grid holding company, New National Grid, and the exchange of Niagara Mohawk shares for a combination of American Depositary Shares (ADSs) and cash. National Grid, one of the U.K.'s 50 largest companies and the world's largest independent electric transmission company, builds, owns and operates electric and telecommunications networks around the world. Niagara Mohawk is the second largest combined electric and gas utility in New York State.


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

      Niagara Mohawk is National Grid's third U.S. acquisition, after New England Electric System (NEES) and Eastern Utilities Associates (EUA), which were both acquired earlier this year.

      The combination will create the ninth largest electric utility in the U.S. with an electric customer base of approximately 3.3 million. With Niagara Mohawk, National Grid will own and operate the most extensive transmission network (by miles) and be the second largest distribution business (by power delivered) in the New England/New York market.

      Niagara Mohawk will continue to operate under its current name and will keep its operating headquarters in Syracuse. Upon completion of the transaction, Niagara Mohawk will become a wholly-owned subsidiary of National Grid and be re-branded "Niagara Mohawk, a National Grid Company."

      Under the terms of the transaction, Niagara Mohawk shareholders will receive consideration of $19.00 per Niagara Mohawk share, subject to the dollar value of five National Grid ordinary shares being between $32.50 and $51.00. In the event that the dollar value of five National Grid ordinary shares is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the dollar value of five National Grid ordinary shares is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease in value below $32.50. Shareholders can elect to receive their consideration either in cash or ADSs, or a combination of both, subject to the aggregate cash consideration offered being at least $1.0 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.0 billion, National Grid has the option to increase the cash element of the consideration. The terms of the merger agreement value the equity of Niagara Mohawk at approximately $3.0 billion ((pound)2.1 billion) and the enterprise value of Niagara Mohawk at approximately $8.9 billion ((pound)6.1 billion), including net debt of $5.9 billion ((pound) 4.0 billion) as of June 30, 2000.

      The transaction is expected to be accretive to National Grid's earnings per share after the amortization of goodwill in the first full financial year after completion of the


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

acquisition, and should substantially enhance National Grid's cash flow per share immediately following the completion. Through merger-related cost synergies and sharing of best practices, National Grid expects to achieve annual cost savings of approximately $90 million across New England and New York operations, representing some 10 percent of the enlarged group's electric controllable cost base. These savings are expected to be achieved within four years of the merger's completion, with approximately 50% of these savings achieved in the combined company's first full financial year.

      The transaction is expected to be completed by late 2001, subject to a number of conditions, including regulatory and other governmental consents and approvals, the sale of Niagara Mohawk's nuclear facilities or other satisfactory arrangements being reached, and the approval of Niagara Mohawk and National Grid shareholders.

      David Jones, chief executive of National Grid, said, "This acquisition builds perfectly on our successful North American strategy. It builds on both the platform we have created in New England and our top quality U.S. management team. With Niagara Mohawk, we double the size of our U.S. business and reinforce our position as a leading player in the Northeast - a region that is clearly at the forefront of the industry's restructuring in the U.S.

      "Niagara Mohawk's management team has managed the critical issues related to purchase power contracts and industry restructuring over the last several years, which resulted in lower delivery costs for customers," Jones continued. "This work, along with its focused transmission and distribution business and depth of regional knowledge and experience, makes Niagara Mohawk an attractive partner to National Grid as we expand our U.S. business."

      Jones concluded: "Our ten years of experience operating a transmission system in a competitive environment strengthens our ability to provide services that will benefit customers in today's rapidly changing U.S. energy markets. We look forward to bringing our experience to New York, and to continuing to contribute to the current debate on the restructuring of the U.S. transmission sector."


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

      William E. Davis, chairman and chief executive of Niagara Mohawk, who will become chairman of National Grid USA and will join the National Grid board of directors as an executive director for two years after the completion of the acquisition, said, "We are delighted to be joining forces with National Grid to become an important part of one of the largest and most efficient energy delivery companies in the world. This transaction is in the best interests of our shareholders, and will yield significant benefits for our customers, employees and the communities we serve. Direct savings and sharing of best practices will create an even more efficient company, leading to lower delivery costs and enhanced customer service, making upstate New York a more attractive region for economic growth."

      National Grid will have - following the acquisition of Niagara Mohawk - approximately 10,000 employees in its regulated electric and gas businesses in New York and New England. National Grid's goal is to achieve workforce reductions across the entire National Grid USA organization by 500 to 750 positions - over a period of four years - through natural attrition and voluntary programs. National Grid has achieved targeted merger savings and efficiencies in its previous U.S. mergers on a similar basis. A joint National Grid - Niagara Mohawk integration team will manage the cost reduction program and facilitate sharing of best practices.

      Said National Grid USA President and CEO Rick Sergel, who will continue in his role after the merger, "Based on our successful integration of NEES and EUA earlier this year, we are confident that we will be able to reduce energy delivery costs, improve service for consumers in Niagara Mohawk's territories and contribute to economic development in upstate New York. We are fortunate to be working with Niagara Mohawk's dedicated employees, who have decades of experience in serving customers in upstate New York."

      Noting that the Pataki administration, New York State regulators, and Niagara Mohawk have made tremendous progress in restructuring New York State's energy markets and achieving settlements on above-market power purchase contracts, Sergel added, "We aim to work with New York regulators to structure long-term rate plans that benefit customers and shareholders and include incentives for cost control and superior


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

customer service. We intend to provide long-term rate stability that will support regional economic development in upstate New York."

      "This transaction is a vote of our confidence for the long-term health of the upstate New York economy," concluded Sergel, noting that Niagara Mohawk will continue to be a major taxpayer in New York State. "We will continue Niagara Mohawk's excellent record of corporate citizenship in upstate New York. The same people who serve Niagara Mohawk customers and live in their neighborhoods will continue to do so after the merger. We will honor all union agreements, be responsive to the needs of local communities and support charitable organizations as Niagara Mohawk has done in the past. We will establish a New York Advisory Board made up of Niagara Mohawk's current outside directors to help advise on customer and community relations."

      N M Rothschild & Sons Limited and Rothschild Inc. are advising National Grid, and Niagara Mohawk is being advised by Donaldson, Lufkin & Jenrette Securities Corporation. Merrill Lynch International and Credit Suisse First Boston are brokers to National Grid.

      Niagara Mohawk Holdings, Inc. (NYSE: NMK) is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of upstate New York. The company also delivers natural gas to more than 540,000 customers over 4,500 square miles of eastern, central and northern New York. The company has approximately 7,600 employees.

      The National Grid Group plc builds, owns and operates electric and telecommunications networks around the world, focusing on liberalizing markets. National Grid operates electric networks in the U.K., the U.S., Argentina and Zambia. The company's growing portfolio of telecommunications businesses includes ventures in the U.K., the U.S., Brazil, Argentina, Chile and Poland. National Grid Group's headquarters are in London, England.

      National Grid USA includes local electric companies Massachusetts Electric, Narragansett Electric, Granite State Electric, and Nantucket Electric, and a substantial transmission business. The company has approximately 3,800 employees.


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

Contacts:

Citigate Sard Verbinnen

Media:
Judy Brennan/Susan Burns/Jonathan Gasthalter
212-687-8080

National Grid

Media:
Fred Mason, Vice President and Director, Corporate Communications
508-389-3568

Niagara Mohawk:

Media:
Joseph M. Russo, Vice President,
Public Affairs and Corporate Communications
315-428-6922

Financial:
Leon T. Mazur, Director, Investor Relations
315-428-5876

This press release includes forward looking statements within the meaning of
Section 27A of the United States Security Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. Although National Grid believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include risks and uncertainties relating to the ability to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in related regulatory approvals, competition and industry restructuring, changes in economic conditions, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the availability of new acquisition opportunities, the timing and success of future acquisition opportunities and other presently unknown or unforeseen factors.

In connection with the proposed merger, National Grid and Niagara Mohawk will file a proxy statement/prospectus with the Securities and Exchange Commission (the "SEC"). Investors are urged to read the proxy statement/prospectus and other documents filed with the SEC when they become available because they contain important information concerning the transaction. Investors will be able to obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by National Grid and Niagara Mohawk at the SEC's web site, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, documents filed by Niagara Mohawk with the SEC can be obtained by contacting Niagara Mohawk at the following address and telephone number: Investor Relations, Niagara Mohawk Holdings, Inc., 300 Erie Boulevard West, Syracuse, NY 13202, telephone:

315-4283134. Documents filed with the SEC by National Grid can be obtained by contacting National Grid at the following address and telephone number: David Forward, National Grid Group plc, 15 Marylebone Road, London, NW1 5JD, telephone: 020-7312-5600.

Niagara Mohawk, its officers, directors, employees and certain other members of Niagara Mohawk management and employees may be soliciting proxies from Niagara Mohawk shareholders in favor of the merger and may be deemed to be "participants in the solicitation" under the rules of the SEC. Information concerning the participants will be set forth in the proxy statement/prospectus when it is filed with the SEC.

N M Rothschild & Sons Limited, which is regulated in the U.K. by The Securities and Futures Authority Limited, is acting exclusively for National Grid and no one else in connection with the Acquisition and will not be responsible to anyone other than National Grid for providing the protections afforded to their customers or for giving advice in relation to the Acquisition.

                                      # # #

[NATIONAL GRID U.K. SUMMARY PRESS RELEASE DATED SEPTEMBER 5, 2000]

[National Grid Logo]                                       [Niagara Mohawk Logo]

                                  NEWS RELEASE

         NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO CANADA,
                               AUSTRALIA OR JAPAN

EMBARGOED UNTIL 7.00 AM                                         5 September 2000

           NATIONAL GRID ANNOUNCES $3.0 BILLION AGREED ACQUISITION OF
                 NIAGARA MOHAWK DOUBLING SIZE OF US OPERATIONS

National Grid and Niagara Mohawk today announce that they have signed a Merger Agreement under which National Grid will acquire all of the outstanding shares of Niagara Mohawk for a combination of New National Grid Shares and cash. The terms of the agreement value each Niagara Mohawk Share at $19.00 and the equity of Niagara Mohawk at approximately $3.0 billion ((pound)2.1 billion) and the enterprise value of Niagara Mohawk at approximately $8.9 billion ((pound)6.1 billion), including net debt of approximately $5.9 billion ((pound)4.0 billion) as at 30 June 2000.


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

Niagara Mohawk is a focused transmission and distribution business with limited non-core businesses. It is the second largest combined electricity and gas utility in New York State serving over 1.5 million electricity and over 540,000 gas customers. For the year ended 31 December 1999, Niagara Mohawk reported earnings before interest, tax and depreciation of $1.3 billion on revenues of $4.1 billion and had net assets of $3.0 billion as at that date.

Strategic benefits of the Acquisition

The Acquisition:

o builds upon the proven success of National Grid's US strategy through the acquisition of NEES, its experience of introducing incentive based regulatory settlements and the integration skills demonstrated in the acquisition of EUA;

o     provides substantial upside potential from a combination of:

      o synergies, where National Grid expects to generate annual cost savings of approximately $90 million, representing some 10 per cent. of the enlarged group's electricity controllable cost base, within four years of Completion with the objective of achieving savings of approximately 50 per cent. of this amount in the first full financial year;

      o improvements in the efficiency of Niagara Mohawk's core transmission and distribution operations to bring its operating performance into line with National Grid USA's; and

      o working with New York regulators to structure long term rate plans that benefit customers and shareholders and include incentives for cost control and good customer service;

o enhances National Grid's earnings per share, after the amortisation of goodwill, in the first full financial year after Completion, and substantially enhances National Grid's cash flow per share immediately following Completion;

o more than doubles the size of National Grid's US operations and reinforces its position as a leading player in the Northeast US, where it would own and operate the most extensive transmission network and be the second largest distribution business. The Acquisition also creates the ninth largest electricity utility nationally;

o improves the profile of the enlarged National Grid group with more than half the group's operating profits after Completion being derived from the US, where National Grid is able to achieve higher returns on investment than in the UK; and

o     offers other potential upsides from:

      o the consolidation of National Grid and Niagara Mohawk's transmission networks which offers opportunities for delivering greater value to customers and


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

            shareholders in line with the Federal Energy Regulatory Commission's vision for independent, incentivised regional transmission organisations;

      o the opportunity to extend National Grid USA's dark fibre telecommunications business into Niagara Mohawk's service territory; and

      o Niagara Mohawk's minority investment in Telergy, a competitive local exchange carrier which, in contrast to National Grid USA's telecommunications business, provides integrated broadband telecommunications services to large corporates and other carriers in the Northeast US. Telergy has proposed to list its shares through an initial public offering.

Following Completion, Rick Sergel will continue as President and Chief Executive Officer of the enlarged National Grid USA and William E. Davis will be appointed Chairman of National Grid USA and will join the National Grid board as an executive director for two years. In addition, one of Niagara Mohawk's non-executive directors will join the National Grid board as a non-executive director. Upon Completion, National Grid USA will be organised into two geographic divisions covering New York and New England. The headquarters of the New York division will continue to be in Syracuse.

The Acquisition is subject to a number of conditions, including regulatory and other consents and approvals in the US, the sale of Niagara Mohawk's nuclear facilities or other satisfactory arrangements being reached and the approval of the shareholders of both National Grid and Niagara Mohawk. The Acquisition is expected to complete by late 2001.

David Jones, Chief Executive of National Grid, said:

"This, our third acquisition in the US, builds perfectly on our successful US strategy. It builds on both the platform we have created and our top quality US management team. With Niagara Mohawk, we double the size of our US business reinforcing our position as a leading player in the Northeast region and becoming a top tier utility in the US as a whole."

"In contrast to our existing US business, Niagara Mohawk has recently underperformed its peer group principally due to its substantial exposure to above market power purchase contracts. Niagara Mohawk's management has expended considerable effort in restructuring these contracts, successfully implementing a plan that provides a stable future for the company. We can now focus with Niagara Mohawk's management on improving the efficiency of Niagara Mohawk's business. This, together with the synergies from combining our businesses and the potential opportunities we see in transmission and telecommunications, makes the timing of this acquisition ideal and offers substantial potential upside."

William E. Davis, Chairman and Chief Executive of Niagara Mohawk, said:


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

"We are delighted to be joining forces with National Grid to become an important part of one of the largest and most efficient energy delivery companies in the world. This transaction is in the best interests of our shareholders, and will yield significant benefits for our customers, employees and the communities we serve. Direct savings and sharing of best practices will create a more efficient company, leading to lower energy costs and enhanced customer service, making upstate New York a more attractive region for economic growth."

Rothschild is advising National Grid and Niagara Mohawk is being advised by Donaldson, Lufkin & Jenrette Securities Corporation. Merrill Lynch International and Credit Suisse First Boston are brokers to National Grid.

This summary should be read in conjunction with the attached announcement.

For ease of reference, in this document, all currency conversions between pounds sterling and US dollars have been made at a rate of $1.46:(pound)1.00.

Analysts' and press briefings

There will be a presentation to analysts at 9.30 a.m. and a press conference at
11.30 a.m. today at Merrill Lynch International, 20 Farringdon Road, London EC1M 3NH. Should you be unable to attend the analyst presentation in person, there will be a dial in facility available as follows:

From the UK Dial in = 020 8515 2310
From the US Dial in = +1 212 699 6881

This presentation will have a replay facility, available until close of business on Friday, 8 September, which can be accessed as follows:

From the UK Dial in = 020 8797 2499, Access code = 113949#
From the US Dial in = +1 303 590 3000, Access code = 756164

There will also be a teleconference, followed by a Q&A session, for UK and US institutions at 3.15pm UK time (10.15am EDT). To participate in this call:

From the UK Dial in = 020 8240 8243
From the US Dial in = +1 800 482 2239

This presentation will also have a replay facility, available until close of business on Friday, 8 September, which can be accessed as follows:

From the UK Dial in = 020 8288 4459, Access code = 689352


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

From the US Dial in = +1 800 625 5288, Access code = 802684.

All other enquires should be made to the following:

Enquiries

National Grid Group plc                                            020 7312 5600

David Jones                    Chief Executive
Stephen Box                    Finance Director
Susan Stevens                  Director of Group Corporate Affairs
Jill Sherratt                  Investor Relations Manager
Fred Mason                     Vice President, Corporate Communications,
                               National Grid USA                001 508 389 3568


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

Niagara Mohawk                                                  001 315 474 1511

William E. Davis               Chairman of the Board and Chief Executive Officer
William F. Edwards             Senior Vice President and Chief Financial Officer
Joseph M. Russo                Vice President, Public Affairs and Corporate
                               Communications

Leon Mazur                     Director, Investor Relations

Rothschild

UK                                                                 020 7280 5000
Nicholas Wrigley               Managing Director, Investment Banking
James Douglas-Hamilton         Director, Investment Banking

US                                                              001 212 403 3500
Yves-Andre Istel               Vice Chairman
Kevin Joyce                    Director
Matthew Savage                 Director

Citigate Dewe Rogerson                                             020 7638 9571

Anthony Carlisle
Duncan Murray

DLJ                                                             001 212 892 3000

Michael Ranger                   Managing Director
Gavin Wolfe                      Vice President

This announcement does not constitute an offer or invitation to purchase securities.

These materials contain certain statements that are neither reported financial results nor other historic information. These statements are forward looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behaviour of other market participants, the actions of governmental regulators and other risk factors detailed in National Grid's and Niagara Mohawk's reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.


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

In connection with the Acquisition, National Grid and Niagara Mohawk will file a combined proxy statement and prospectus with the SEC. Investors are urged to read the combined proxy statement and prospectus and other documents filed with the SEC when they become available, because they will contain important information concerning the transaction. Investors will be able to obtain a free copy of the combined proxy statement and prospectus (when available) and other documents filed by National Grid and Niagara Mohawk at the SEC's website, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20459. In addition, documents filed by Niagara Mohawk with the SEC can be obtained by contacting: Leon Mazur, Niagara Mohawk Holdings, Inc. 300 Erie Boulevard West, Syracuse, NY 13202, telephone: 001 315 474 1511. Documents filed with the SEC by National Grid can be obtained by contacting:
David Forward, National Grid Group plc, 15 Marylebone Road, London NW1 5JD, telephone: 020 7312 5600.

Niagara Mohawk, its directors, executive officers and certain other members of Niagara Mohawk management and employees may be soliciting proxies from Niagara Mohawk shareholders in favour of the Acquisition. Information concerning the participants will be set forth in the combined proxy statement and prospectus when it is filed with the SEC.

N M Rothschild & Sons Limited, which is regulated in the UK by The Securities and Futures Authority Limited, is acting exclusively for National Grid and no one else in connection with the Acquisition and will not be responsible to anyone other than National Grid for providing the protections afforded to their customers or for giving advice in relation to the Acquisition.


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

[NATIONAL GRID U.K. PRESS RELEASE DATED 5 SEPTEMBER, 2000]

[National Grid Logo]                                       [Niagara Mohawk Logo]

                                  NEWS RELEASE

         NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO CANADA,
                               AUSTRALIA OR JAPAN

EMBARGOED UNTIL 7.00 AM                                         5 September 2000

           NATIONAL GRID ANNOUNCES $3.0 BILLION AGREED ACQUISITION OF
                 NIAGARA MOHAWK DOUBLING SIZE OF US OPERATIONS

1. Introduction

National Grid and Niagara Mohawk today announce that they have signed a Merger Agreement under which National Grid will acquire Niagara Mohawk through the formation of a new National Grid holding company, New National Grid, and the exchange of Niagara Mohawk Shares for a mixture of New National Grid Shares and cash. Niagara Mohawk is the second largest combined electricity and gas utility in New York State serving over 1.5 million electricity and over 540,000 gas customers.

Under the terms of the Merger Agreement, Niagara Mohawk shareholders will receive consideration of $19.00 per Niagara Mohawk Share, subject to the US dollar value of five National Grid ordinary shares being between $32.50 and $51.00 (equivalent to between 446p and 699p per National Grid ordinary share based on an exchange rate of $1.46:(pound)1 on 4 September 2000). In the event that the US dollar value of five National Grid ordinary shares is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the US dollar value of five National Grid ordinary shares is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease below $32.50.

Niagara Mohawk shareholders will be able to elect to receive their consideration in cash, New National Grid Shares or a combination thereof, subject to the aggregate cash consideration offered to all Niagara Mohawk shareholders being at least $1.0 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.0 billion National Grid may, at its sole discretion, increase the amount of the consideration paid in cash.

The merger terms value the equity of Niagara Mohawk at approximately $3.0 billion (approximately (pound)2.1 billion) and the enterprise value of Niagara Mohawk at approximately $8.9 billion ((pound)6.1 billion), including net debt of approximately $5.9 billion ((pound)4.0 billion) as at 30 June 2000.

Based on the closing price of a National Grid ordinary share of 560p and an exchange rate of $1.46:(pound)1 on 4 September 2000 and assuming National Grid does not exercise its right to increase the cash proportion of the consideration, National Grid would issue approximately 248 million new ordinary shares of National Grid representing approximately 14 per cent. of National Grid's enlarged share capital. On the same basis, the number of new ordinary shares of National Grid which could be issued under the collar structure would be between approximately 199 million and 312 million, representing between approximately 12 per cent. and 17 per cent. of National Grid's enlarged share capital.

The Acquisition is subject to a number of conditions, including regulatory and other consents and approvals in the US, the sale of Niagara Mohawk's nuclear facilities or other satisfactory arrangements being reached and the approval of the shareholders of both National Grid and Niagara Mohawk. The Acquisition is expected to complete by late 2001. Upon Completion, Niagara Mohawk will become a wholly-owned subsidiary of New National Grid.

Rothschild is advising National Grid and Niagara Mohawk is being advised by Donaldson, Lufkin & Jenrette Securities Corporation. Merrill Lynch International and Credit Suisse First Boston are brokers to National Grid.

2. Background to and reasons for the Acquisition

Rationale for entry into the US

In December 1998, National Grid announced its entry into the US electricity market with the acquisition of NEES, one of the leading transmission and distribution businesses in the Northeast US. The US market provided an attractive market for investment as it allowed National Grid to exploit its core infrastructure management skills in the world's largest energy market and offered the opportunity for earning higher returns than are achievable in the UK.

NEES, with its strong operational track record, was considered by National Grid to provide a high quality management team and an excellent platform from which to expand the US business given the high degree of fragmentation in the Northeast.

The success of National Grid's US strategy to date has been demonstrated by:

o the negotiation of ground breaking long term regulatory settlements in Massachusetts and Rhode Island, which provide incentives for efficient management and higher service quality; and

o the successful follow-on acquisition of EUA and its integration into the National Grid USA business ahead of schedule, delivering integration savings of approximately 10 per cent. of the combined controllable cost base of NEES and EUA (over 50 per cent. more savings than originally estimated) and with projected further efficiency savings of some 20 per cent. of the combined controllable cost base by 2003/4. Assuming achievement of these savings, National Grid's annual pre tax return on investment will be 10.5 per cent. by that date.

National Grid now expects the acquisitions of NEES and EUA to be earnings enhancing after the amortisation of goodwill for the year ending 31 March 2001, a year earlier than expected at the time of announcement of the acquisitions of NEES and EUA.

National Grid's stated strategy has been to build upon this platform and it has continued to seek other acquisition opportunities where it can utilise its proven management team and integration skills to develop its US business further.

Attractions of Niagara Mohawk

National Grid believes that Niagara Mohawk represents an attractive next step in achieving National Grid's strategy and offers an outstanding opportunity for National Grid. Niagara Mohawk is the second largest combined electricity and gas utility in New York State, focused primarily on transmission and distribution with limited non-core businesses. Niagara Mohawk has sold or has agreements to sell all of its non-nuclear generation capacity in the US and is currently in the process of selling its nuclear generation interests. This sale process is expected to be concluded before Completion.

Niagara Mohawk's electricity system, which interconnects with National Grid USA's system, consists of over 9,000 miles of transmission lines and 118,000 miles of distribution networks. In terms of customer numbers, Niagara Mohawk is of a similar size to National Grid USA, serving in excess of 1.5 million electricity customers. Niagara Mohawk is also the third largest gas local distribution company in New York State, serving over 540,000 gas customers.

Niagara Mohawk also benefits from having negotiated a restructuring of power purchase contracts representing approximately 80 per cent. of its above market costs and a five year electricity rate plan with the New York Public Service Commission. The agreements put in place, which opened Niagara Mohawk's market to retail competition and provided for reductions in residential, commercial and industrial rates, provide for the recovery of the vast majority of Niagara Mohawk's stranded costs and enable it to recover fully market energy and capacity costs from customers from September 2001. A three year gas rate agreement was approved in July 2000 providing for certainty of rates, the pass through of commodity and transportation costs to customers and the possibility of improved returns on investment.

For the year ended 31 December 1999, Niagara Mohawk reported earnings before interest, tax and depreciation of $1.3 billion on revenues of $4.1 billion and had net assets of $3.0 billion as at that date. Further details of Niagara Mohawk's business are set out in Appendix III.

3. Benefits of the Acquisition

The Acquisition provides a major opportunity for National Grid to create further value in a number of areas.

Integration cost savings

Following Completion, Niagara Mohawk will be integrated into National Grid USA. As a result National Grid expects to achieve annual integration cost savings of approximately $90 million through the rationalisation of overlapping functions, principally in the administration area. This level of savings represents some 10 per cent. of the combined electricity controllable cost base of National Grid USA and Niagara Mohawk. The savings are projected to be achieved within four years of Completion with savings of approximately 50 per cent. of this amount achieved in the first full financial year. This level of integration cost savings is consistent with those achieved on the integration of NEES and EUA.

Niagara Mohawk's existing regulatory settlements provide for the retention of the savings associated with an acquisition or merger for a period of five years from Completion up to the amount of the acquisition premium paid. In addition, National Grid USA's long term regulatory settlements in Massachusetts and Rhode Island provide for the retention of a substantial share of any cost reductions in its New England operations.

Improved operating performance

National Grid believes that it will create significant value for shareholders by transferring to Niagara Mohawk its proven skills in delivering cost efficiencies and providing high quality services. National Grid USA currently ranks as one of the most efficient electricity utilities in the Northeast US on a number of cost measures.

Niagara Mohawk's higher cost structure offers the opportunity for National Grid to enhance Niagara Mohawk's performance in the core transmission and distribution business. National Grid's aim is to raise Niagara Mohawk's operating performance over time so that it is more in line with that planned to be achieved by National Grid USA. However, because of Niagara Mohawk's different operating environment, National Grid does not expect to achieve these enhancements as quickly as is projected with National

Grid USA. In addition, National Grid USA will work with New York regulators to structure long term rate plans that benefit customers and shareholders and include incentives for cost control and good customer service.

Creation of a substantial US business

The acquisition of Niagara Mohawk is National Grid's third US acquisition and is a further major step in achieving National Grid's US strategy. The acquisition of Niagara Mohawk will more than double the size of National Grid's US operations:

o creating the most extensive transmission network and the second largest distribution business in the Northeast US;

o     creating the ninth largest electricity utility in the US; and

o improving the profile of the enlarged National Grid group with more than half the group's operating profits post Completion being derived from the US, where National Grid is able to achieve higher returns on investment than in the UK.

Additional upside opportunities

The Acquisition also provides opportunities to develop the transmission business. The transmission networks of National Grid USA and Niagara Mohawk are interconnected. After the Acquisition the enlarged National Grid group will be the owner and operator of the most extensive transmission network in the Northeast US, supporting FERC's vision of transmission being operated independently from market participants and on a regional basis.

The Acquisition will pool the two businesses' skills and experience of operating reliable transmission networks. In addition, it offers opportunities for delivering greater value to customers and shareholders under the incentive based rate structures considered by FERC for regional transmission organisations in its Order 2000 earlier this year.

There is further potential upside from:

o the opportunity to extend National Grid USA's existing dark fibre telecommunications business into Niagara Mohawk's service territory; and

o Niagara Mohawk's minority investment in Telergy, a competitive local exchange carrier which, in contrast to National Grid's existing telecommunications business, provides integrated broadband telecommunications services to large corporates and other carriers in the Northeast US. Telergy has proposed to list its shares through an initial public offering.

Financial impact

The Acquisition is expected to enhance earnings per share after the amortisation of goodwill in the first full financial year after Completion, and also substantially to enhance cash flow per share immediately following Completion.

Following Completion, National Grid's interest cover (excluding exchangeable bond interest and before amortisation of goodwill) is expected to fall to 2.5 times in 2002/03, before rising steadily to 3 times within three years post Completion. National Grid believes this level of cover is comfortable given the cash generative nature of the enlarged National Grid group and the value of National Grid's investment in Energis. The enlarged National Grid group will have strong operational cash flows allowing it to meet its operating and financing requirements.

4. Board, management and employees

Board and management

A Joint Integration Committee of National Grid USA and Niagara Mohawk, chaired by Rick Sergel, will be set up immediately to ensure a smooth transition in the period between announcement and Completion.

National Grid's management is confident that the good relationship that has been established between the management teams of Niagara Mohawk and National Grid will assist in the negotiation of the regulatory approval process and the subsequent integration phase. In addition, the experience of Niagara Mohawk's management team of operating in New York State will strengthen further National Grid USA's management team.

Following Completion, Rick Sergel will continue as President and Chief Executive Officer of the enlarged National Grid USA. William E. Davis, Chairman and Chief Executive Officer of Niagara Mohawk, will be appointed Chairman of National Grid USA and will join the National Grid board as an executive director for two years to ensure a smooth transition and rapid integration. In addition one of Niagara Mohawk's non-executive directors will join the National Grid board as a non-executive director.

Upon Completion, National Grid USA will be organised as two geographic divisions covering New York and New England. The New York division will be managed from Syracuse, which will continue to be the headquarters of Niagara Mohawk. In addition, following Completion a New York Advisory Board comprising Niagara Mohawk non-executive directors will be established for two years.

Employees

It is anticipated that career opportunities for employees of the enlarged National Grid group will be enhanced as a result of the Acquisition and both sets of employees will benefit from potential transfers within the enlarged National Grid group. National Grid has confirmed that all Niagara Mohawk's employment agreements will be honoured.

5. Terms of the Acquisition

Acquisition terms

The Acquisition will be effected in accordance with the terms of the Merger Agreement, a brief description of the principal terms and conditions of which are set out in Appendix I. Under the terms of the Merger Agreement, Niagara Mohawk shareholders will be entitled to receive consideration of $19.00 per Niagara Mohawk Share (subject to adjustment as described below).

Niagara Mohawk shareholders will be able to elect to receive their consideration in cash, New National Grid Shares or a combination thereof, subject to the aggregate cash consideration offered to all Niagara Mohawk shareholders being at least $1.0 billion.

The consideration of $19.00 per Niagara Mohawk Share will remain fixed if the Reference Price, as defined below, is between $32.50 and $51.00 (equivalent to between 446p and 699p per National Grid ordinary share based on an exchange rate of $1.46:(pound)1 on 4 September 2000). If the reference price is above $51.00 or below $32.50, the consideration will be increased by two-thirds of the percentage of the increase in the Reference Price over $51.00 or decreased by two-thirds of the percentage of the decrease in the Reference Price below $32.50 respectively.

The "Reference Price" will be calculated by reference to the average closing mid-market price of a National Grid ordinary share (multiplied by five and converted into US dollars at the exchange rate for each day) for 20 trading days selected at random from the 40 trading days ending on the tenth trading day prior to Completion.

No fractions of New National Grid Shares will be issued in connection with the Acquisition. Niagara Mohawk shareholders who would otherwise have been entitled to receive a fraction of a New National Grid Share in the Acquisition will receive cash, in lieu of such fraction.

The terms of the Acquisition:

o value each Niagara Mohawk Share at $19.00 (subject to adjustment as described above);

o value the equity of Niagara Mohawk at approximately $3.0 billion (approximately (pound)2.1 billion) and the enterprise value of Niagara Mohawk at approximately $8.9 billion (approximately (pound)6.1 billion), including net debt of approximately $5.9 billion (approximately (pound)4.0 billion) as at 30 June 2000;

o represent a 37 per cent. premium to the closing price of $13.875 per Niagara Mohawk Share on 1 September 2000 (the last trading day in the US prior to the execution of the Merger Agreement) and a 36 per cent. premium to the three month average closing price per Niagara Mohawk Share; and

o represent a multiple of 6.9x Niagara Mohawk's earnings before interest, tax and depreciation for the year ended 31 December 1999 and 1.0x Niagara Mohawk's book value as at that date.

Consideration Election and Cash Increase

Under the terms of the Merger Agreement, Niagara Mohawk shareholders will be able to elect whether they receive New National Grid Shares or cash or a combination of both as consideration (a "Consideration Election") subject to the aggregate limitations described above. In the event that no election is received from a Niagara Mohawk shareholder, National Grid may, at its sole discretion, determine the allocation of cash and New National Grid Shares received by such Niagara Mohawk shareholder.

In addition, based on the outcome of these elections, National Grid may, at its sole discretion, reduce the total number of New National Grid Shares to be issued and increase the cash component of the consideration to satisfy in full or in part the elections made by Niagara Mohawk shareholders to receive cash (the "Cash Increase").

Accordingly, the ability of National Grid to satisfy each Consideration Election will depend on other Niagara Mohawk shareholders making offsetting elections and on the extent, if any, of the Cash Increase. National Grid will, so far as possible, pay Niagara Mohawk shareholders in the proportion of cash and New National Grid Shares for which they elect. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis.

6. Financing the Acquisition

Under the terms of the Merger Agreement, the total consideration payable is $3.0 billion of which, assuming National Grid does not elect to increase the aggregate cash consideration, approximately $1.0 billion will be satisfied in cash provided from borrowings or cash resources. The balance of the consideration will be satisfied by the issue of New National Grid Shares to Niagara Mohawk shareholders.

The number of New National Grid Shares to be issued will be calculated based on the Reference Price and is subject to the collar described above such that the maximum number of new ordinary shares of National Grid to be issued is approximately 312 million, representing approximately 17 per cent. of National Grid's enlarged share capital. Assuming National Grid does not exercise its right to increase the cash proportion of the consideration, the minimum number of new ordinary shares of National Grid to be issued is approximately 199 million, representing approximately 12 per cent. of National Grid's enlarged share capital.

Based on the closing price of a National Grid ordinary share of 560p on 4 September 2000 National Grid would issue approximately 248 million New National Grid Shares representing approximately 14 per cent. of National Grid's enlarged share capital.

The number of New National Grid Shares which are issued will also be affected by any adjustment to the proportion of the consideration which is paid in cash.

7. Scheme of Arrangement

To implement the Acquisition, it is intended that prior to Completion National Grid will effect a Scheme of Arrangement under which New National Grid will become the holding company of National Grid, and National Grid shareholders will receive, in exchange for their ordinary shares in National Grid, new shares issued by New National Grid having the same economic and voting rights. The shares issued by New National Grid will be listed on the London and New York Stock Exchanges with ADSs representing such shares being listed on the New York Stock Exchange following which the ordinary shares in National Grid will be de-listed.

The Scheme of Arrangement is subject to, inter alia, the approval of National Grid shareholders and the sanction of the High Court in London. Under the terms of the Merger Agreement, if the Scheme of Arrangement does not become effective, the Acquisition will proceed using an alternative structure to be agreed between National Grid and Niagara Mohawk which substantially preserves the economic benefits of the Acquisition for both parties and Niagara Mohawk shareholders.

Further information regarding the Scheme of Arrangement will be provided in due course.

8. Approvals and consents

Shareholder approvals

(a) National Grid

The Acquisition is subject to approval by a majority of National Grid shareholders at an EGM. The Merger Agreement is conditional upon such approval being obtained and the satisfaction or waiver of the other conditions in such agreement.

A circular relating to the Acquisition will be despatched to National Grid shareholders as soon as practicable. This circular will include notice of an EGM and full details of the Acquisition and will specify the necessary actions to be taken by National Grid shareholders to approve the Acquisition.

(b) Niagara Mohawk

The Acquisition is also subject to approval by the holders of a majority of votes entitled to be cast by all the holders of Niagara Mohawk Shares and the Merger Agreement is conditional upon such approval being obtained.

A combined prospectus and proxy statement relating to the Acquisition will be mailed to Niagara Mohawk shareholders as soon as practicable after the SEC has completed its review. The proxy statement will contain a notice convening a meeting of Niagara Mohawk shareholders at which they will be asked to approve the Acquisition.

Regulatory consents and timing

The Acquisition cannot be completed until a number of conditions have been satisfied, which include the granting of regulatory and other consents and approvals in the US. The principal regulatory approvals required are approval by the SEC and by the Federal Energy Regulatory Commission together with certain approvals from the New York Public Service Commission. The Acquisition also requires clearance under US anti-trust laws.

The Acquisition will become effective at the time when a certificate of merger is delivered for filing with the Department of State in the State of New York and the Secretary of State of the State of Delaware, which is expected to occur by late 2001.

Settlement, Listing and Dealing

National Grid is currently listed on the London and New York Stock Exchanges. National Grid will be seeking a listing on the London and New York Stock Exchanges for the New National Grid Shares.

Further details on settlement, listing and dealings will be included in the documents to be sent to National Grid and Niagara Mohawk shareholders.

9. Recommendation

The Board of Directors of National Grid, which has been advised by Rothschild, considers the Acquisition to be in the best interests of National Grid and its shareholders as a whole. In giving its advice, Rothschild has relied upon the views of the Board of Directors of National Grid of the commercial merits of the Acquisition. The Directors of National Grid intend unanimously to recommend its shareholders to vote in favour of the resolution to be proposed at the EGM to approve the Acquisition, as they intend to do in respect of their own beneficial holdings.

The Board of Niagara Mohawk has unanimously approved the Acquisition and intends to recommend that Niagara Mohawk shareholders vote in favour of the resolutions to be proposed at the shareholder meeting of Niagara Mohawk to approve the Acquisition. Donaldson, Lufkin & Jenrette Securities Corporation, which is acting as financial adviser to Niagara Mohawk, has provided an opinion to the Board of Directors of Niagara Mohawk that the consideration for the Acquisition is fair from a financial point of view to the shareholders of Niagara Mohawk.

10. Other

For ease of reference, in this document, all currency conversions between pounds sterling and US dollars have been made at a rate of $1.46:(pound)1.00.

Enquiries

National Grid Group plc                                            020 7312 5600

David Jones                    Chief Executive
Stephen Box                    Finance Director
Susan Stevens                  Director of Group Corporate Affairs
Jill Sherratt                  Investor Relations Manager
Fred Mason                     Vice President, Corporate Communications,
                               National Grid USA                001 508 389 3568

Niagara Mohawk                                                  001 315 474 1511

William E. Davis               Chairman of the Board and Chief Executive Officer
William F. Edwards             Senior Vice President and Chief Financial Officer
Joseph M. Russo                Vice President, Public Affairs and Corporate
                               Communications
Leon Mazur                     Director, Investor Relations

Rothschild

UK                                                                 020 7280 5000
Nicholas Wrigley               Managing Director, Investment Banking
James Douglas-Hamilton         Director, Investment Banking

US                                                              001 212 403 3500
Yves-Andre Istel               Vice Chairman
Kevin Joyce                    Director
Matthew Savage                 Director

Citigate Dewe Rogerson                                             020 7638 9571

Anthony Carlisle
Duncan Murray

DLJ                                                             001 212 892 3000

Michael Ranger                   Managing Director
Gavin Wolfe                      Vice President

This announcement does not constitute an offer or invitation to purchase securities.

These materials contain certain statements that are neither reported financial results nor other historic information. These statements are forward looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behaviour of other market participants, the actions of governmental regulators and other risk factors detailed in National Grid's and Niagara Mohawk's reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

In connection with the Acquisition, National Grid and Niagara Mohawk will file a combined proxy statement and prospectus with the SEC. Investors are urged to read the combined proxy statement and prospectus and other documents filed with the SEC when they become available, because they will contain important information concerning the transaction. Investors will be able to obtain a free copy of the combined proxy statement and prospectus (when available) and other documents filed by National Grid and Niagara Mohawk at the SEC's website, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20459. In addition, documents filed by Niagara Mohawk with the SEC can be obtained by contacting: Leon Mazur, Niagara Mohawk Holdings, Inc. 300 Erie Boulevard West, Syracuse, NY 13202, telephone: 001 315 474 1511. Documents filed with the SEC by National Grid can be obtained by contacting:
David Forward, National Grid Group plc, 15 Marylebone Road, London NW1 5JD, telephone: 020 7312 5600.

Niagara Mohawk, its directors, executive officers and certain other members of Niagara Mohawk management and employees may be soliciting proxies from Niagara Mohawk shareholders in favour of the Acquisition. Information concerning the participants will be set forth in the combined proxy statement and prospectus when it is filed with the SEC.

N M Rothschild & Sons Limited, which is regulated in the UK by The Securities and Futures Authority Limited, is acting exclusively for National Grid and no one else in connection with the Acquisition and will not be responsible to anyone other than National Grid for providing the protections afforded to their customers or for giving advice in relation to the Acquisition.

                                   APPENDIX I

                       SUMMARY OF PRINCIPAL CONDITIONS OF
                              THE MERGER AGREEMENT

1. Introduction

The Merger Agreement sets out the conditions to Completion. It also contains certain termination rights, mutual representations and warranties and various covenants, including certain limitations on the operation of the business of Niagara Mohawk in the period prior to Completion.

2. Principal Conditions

The principal conditions to Completion that must be satisfied or waived include the receipt by National Grid of approval of its shareholders for both the Scheme of Arrangement and the Acquisition and receipt by Niagara Mohawk of approval of its shareholders for the Acquisition, as well as receipt of certain regulatory approvals and the absence of any governmental order prohibiting Completion. The principal regulatory approvals required in the US include approval by the New York Public Service Commission, the SEC under the Public Utility Holding Company Act of 1935, the Federal Energy Regulatory Commission under the Federal Power Act and the Federal Communications Commission. The Acquisition also requires clearance under US antitrust laws. In the UK, the Scheme of Arrangement must be sanctioned by the High Court.

The Agreement requires that prior to Completion, Niagara Mohawk's nuclear generation interests shall have been sold , and that sale itself requires approval of the New York Public Service Commission and the US Nuclear Regulatory Commission. If it appears that the sale of Niagara Mohawk's nuclear generation interests may be delayed beyond the term of the Agreement, but is likely to occur, National Grid and Niagara Mohawk agree to consider alternative arrangements for the Niagara Mohawk nuclear generation interests in order to permit Completion.

It is a condition to Completion that the required regulatory approvals, including the approvals of the sale of Niagara Mohawk's nuclear generation interests or other arrangement and a determination of the level of allowed recovery of stranded costs from such sale, do not have a material adverse effect on Niagara Mohawk.

3. Termination Rights

National Grid and Niagara Mohawk can jointly agree to terminate the Merger Agreement at any time. The Merger Agreement requires National Grid and Niagara Mohawk to complete the Acquisition unless any one of the conditions to Completion is not satisfied or waived by 31 December 2001. This date may be extended to 31 March 2002, if on 31 December 2001, the only conditions to Completion are the receipt of certain regulatory approvals and the completion of the sale of Niagara Mohawk's nuclear generation interests; provided that in the latter case, Niagara Mohawk must have entered into a definitive agreement with a third party relating to such sale. The date may then be further extended to 31 August 2002 if the only unsatisfied conditions to Completion are the receipt of regulatory approvals for, and the closing of, the sale of Niagara Mohawk's nuclear generation interests.

The Merger Agreement may also be terminated by either National Grid or Niagara Mohawk (i) as a result of material breach of the Merger Agreement by the other party, (ii) if either of such parties fails to obtain approval of its shareholders, (iii) if the Board of Directors of the other party withdraws its recommendation with respect to the Acquisition or (iv) if a court of competent jurisdiction issues an order preventing or prohibiting the Acquisition.

In addition to these termination rights, the Merger Agreement may be terminated by Niagara Mohawk prior to obtaining the approval of its shareholders if its Board of Directors determines, in certain circumstances, that its fiduciary obligations require Niagara Mohawk to terminate the Agreement as a result of a more favorable acquisition proposal from a third party.

4. Effect of Termination in Certain Circumstances

Niagara Mohawk is required to make a payment to National Grid in the amount of $150 million plus National Grid's out-of-pocket expenses up to $10 million as National Grid's exclusive remedy if the Merger Agreement is terminated for any of the following reasons:

- Niagara Mohawk terminates the Merger Agreement prior to obtaining Niagara Mohawk shareholder approval of the Acquisition because its Board of Directors has determined that Niagara Mohawk's fiduciary obligations require it to accept an alternative acquisition proposal;

- the Niagara Mohawk Board of Directors withdraws its recommendation for approval of the Acquisition prior to obtaining Niagara Mohawk shareholder approval of the Acquisition;

- Niagara Mohawk shareholders fail to approve the Acquisition while an alternative acquisition proposal is outstanding and Niagara Mohawk enters into a definitive agreement with respect to the alternative acquisition proposal within two years;

- National Grid terminates the Merger Agreement because Niagara Mohawk has materially breached a representation, warranty or covenant of the Merger Agreement while an alternative acquisition proposal is outstanding and Niagara

      Mohawk enters into a definitive agreement with respect to the alternative acquisition proposal within two years; and

- Niagara Mohawk terminates the Merger Agreement because Completion has not occurred by 31 December 2001, subject to any extensions made in the manner described above, and at the time of such termination an alternative acquisition proposal is outstanding and Niagara Mohawk enters into a definitive agreement with respect to the alternative acquisition proposal within two years (provided that if the failure to close while an alternative acquisition proposal is outstanding is solely the result of failure to complete the sale of Niagara Mohawk's nuclear generation interests, the fee will become payable if Niagara Mohawk enters into a definitive agreement regarding the alternative acquisition proposal within one year).

National Grid is required to make a payment to Niagara Mohawk in the amount of $150 million plus Niagara Mohawk's out-of-pocket expenses up to $10 million as Niagara Mohawk's exclusive remedy if the National Grid Board of Directors withdraws its recommendation for the Acquisition prior to obtaining the National Grid shareholder approval for the Acquisition.

In the event of a wilful breach of the Merger Agreement by one party, the breaching party may also be liable for damages for breach of contract.

                                   APPENDIX II

                          INFORMATION ON NATIONAL GRID

Business description

National Grid's principal business is the transmission of electricity. It owns, operates and maintains the high voltage network in England and Wales, which connects generators with major customers and regional electricity companies. National Grid also owns and operates interconnectors which enable electricity to be transferred between the England and Wales market and Scotland and France. National Grid is listed on the London and New York Stock Exchanges with a current market capitalisation of (pound)8.3 billion ($12.1 billion). National Grid ordinary shares are tradeable on the New York Stock Exchange in the form of ADSs, each of which represents five National Grid ordinary shares.

In addition, National Grid holds a 36 per cent. economic interest in Energis, which operates a national telecommunications network and provides a range of communications and information services. Energis has a current market capitalisation of (pound)10.5 billion ($15.3 billion).

As the liberalisation of international electricity and telecommunications industries continues, National Grid has sought investment opportunities overseas where it can utilise its existing assets, skills and resources to improve returns for shareholders.

On 22 March 2000 National Grid completed the acquisition of NEES. This acquisition provided National Grid with a regional platform for growth in the US and was followed on 19 April 2000 with the completion of the acquisition of EUA, together forming National Grid USA. National Grid USA now delivers electricity to approximately 1.7 million residential, commercial, industrial and municipal customers in Massachusetts, Rhode Island and New Hampshire. National Grid USA's subsidiaries own and operate approximately 3,000 miles of transmission lines and 28,000 miles of distribution lines in New England.

National Grid has a 42.5 per cent. interest in a joint venture which has a majority stake in the principal Argentine transmission system. In another joint venture, National Grid supplies electricity to the mines of the Zambian Copperbelt. In Brazil, National Grid owns 50 per cent. of Intelig, Brazil's second national and international telecommunications service provider. National Grid also owns a telecommunications company in the US, NEESCom, and is working with Energis in the creation of an alternative national telecommunications network in Poland. National Grid has a shareholding in Manquehue net, a telecommunications company based in Santiago, Chile. National Grid also has a 50 per cent. shareholding in Southern Cone Communications which is developing a telecommunications network in Argentina with a spur to Chile.

The following information is extracted from National Grid's annual report for the year ended 31 March 2000:

                  Group historical cost profit and loss account
                                    (UK GAAP)

                                                                                       Year ended      Year ended        Year ended
                                                                                         31 March        31 March          31 March
                                                                                             1998            1999              2000
                                                                                       (restated)       (restated)
                                                                                        (pound)'m        (pound)'m        (pound)'m
Group turnover
- Continuing operations                                                                   1,519.3          1,514.2          1,578.5
- Discontinued operations                                                                    90.1               --               --
- Acquisition                                                                                  --               --             36.2
                                                                                      ---------------------------------------------
                                                                                          1,609.4          1,514.2          1,614.7
Operating costs                                                                          (1,074.9)          (937.5)        (1,042.6)
Operating profit/(loss)
- Continuing operations                                                                     562.9            576.7            569.4
- Discontinued operations                                                                   (28.4)              --               --
- Acquisition                                                                                  --               --              2.7
                                                                                      ---------------------------------------------
                                                                                            534.5            576.7            572.1
Share of joint ventures' and associate's operating profit/(loss)                              1.3              0.7            (33.5)
                                                                                      ---------------------------------------------
Total operating profit                                                                      535.8            577.4            538.6
Exceptional items                                                                           107.1            839.2          1,027.3
Net interest                                                                                (61.7)          (118.5)           (64.9)
                                                                                      ---------------------------------------------
Profit on ordinary activities before taxation                                               581.2          1,298.1          1,501.0
Taxation
- Excluding exceptional items                                                              (133.5)          (120.3)          (123.1)
- Exceptional items                                                                            --           (162.8)          (229.5)
                                                                                      ---------------------------------------------
                                                                                           (133.5)          (283.1)          (352.6)
Profit on ordinary activities after taxation                                                447.7          1,015.0          1,148.4
Dividends
- Ordinary                                                                                 (189.2)          (192.0)          (205.5)
- Special                                                                                  (768.6)              --               --
                                                                                      ---------------------------------------------
                                                                                           (957.8)          (192.0)          (205.5)
                                                                                      ---------------------------------------------
Retained profit / (loss)                                                                   (510.1)           823.0            942.9
                                                                                      =============================================

Basic earnings per ordinary share:

-excluding exceptional items and goodwill amortisation                                       20.2p            23.3p            24.3p
-excluding exceptional items, goodwill amortisation and telecom
start-up losses                                                                              20.6p            24.6p            28.3p

                   Summary group historical cost balance sheet
                                    (UK GAAP)

                                                                                  At 31 March       At 31 March
                                                                                         1999              2000
                                                                                    (restated)
                                                                                     (pound)'m        (pound)'m
Fixed assets
Intangible assets                                                                         15.1            844.7
Tangible assets                                                                        3,099.4          4,938.3
Investments                                                                              233.1            519.0
                                                                                  -----------------------------
                                                                                       3,347.6          6,302.0

Current assets                                                                         1,746.3          2,464.8
Creditors (amounts falling due within one year)                                       (1,414.9)        (1,861.1)
                                                                                  -----------------------------
Net current assets                                                                       331.4            603.7

Total assets less current liabilities                                                  3,679.0          6,905.7
Creditors (amounts falling due after more than one year)                              (1,680.9)        (3,500.2)
Provisions for liabilities and charges                                                   (45.6)          (461.4)
                                                                                  -----------------------------

Net assets employed                                                                    1,952.5          2,944.1
                                                                                  =============================

Capital and reserves
Called up share capital                                                                  173.9            174.7
Share premium account                                                                    246.5            274.7
Profit and loss account                                                                1,532.1          2,459.6
                                                                                  -----------------------------
Shareholders' funds                                                                    1,952.5          2,909.0
Minority interests                                                                          --             35.1
                                                                                  -----------------------------
                                                                                       1,952.5          2,944.1
                                                                                  =============================

                                  APPENDIX III

                          INFORMATION ON NIAGARA MOHAWK

Business description

Niagara Mohawk is an exempt holding company whose principal subsidiary, Niagara Mohawk Power Corporation, is a regulated electricity and gas utility serving more than 1.5 million electricity customers and over 0.5 million gas customers in the areas of central, northern and western New York State. Niagara Mohawk's electricity system consists of over 9,000 miles of transmission lines and 118,000 miles of distribution networks.

The company has sold or has agreements to sell all of its non-nuclear generation capacity in the US and is currently in the process of selling its nuclear generation interests. Niagara Mohawk owns Nine Mile Point Nuclear Station Units 1 (100 per cent. ownership) and 2 (41 per cent. ownership).

The company has opened its market to retail competition and has reached an agreement with the New York Public Service Commission for the recovery of the vast majority of its stranded costs.

Niagara Mohawk is also the third largest gas local distribution company in New York State serving over 540,000 residential and business customers on a retail basis as well as a growing number of customers for whom Niagara Mohawk transports gas that they purchase directly from suppliers.

In addition, Niagara Mohawk has investments in telecommunications (Telergy), energy-related and services businesses and a 50 per cent. interest in Canadian Niagara Power, an Ontario based utility.

For the year ended 31 December 1999, Niagara Mohawk reported earnings before interest, tax and depreciation of $1.3 billion on revenues of $4.1 billion. As at 31 December 1999 Niagara Mohawk had audited net assets of $3.0 billion.

The following financial information is extracted from Niagara Mohawk's annual report for the year ended 31 December 1999; it is not considered indicative of Niagara Mohawk's expected contribution to National Grid's earnings post
Completion:

                    Summary Statements of Consolidated Income
                                    (US GAAP)

                                                                Year ended      Year ended      Year ended
                                                               31 December     31 December     31 December
                                                                      1997            1998            1999
                                                                       $'m             $'m             $'m
Operating revenues:
Electric                                                             3,396           3,390           3,465
Gas                                                                    681             601             611
Other                                                                    2               1               8
                                                                 -----------------------------------------
                                                                     4,079           3,992           4,084
Operating expenses:
Electricity purchased                                                1,323           1,138           1,013
Fuel for electric generation                                           179             240             190
Gas purchased                                                          372             308             298
Other operation and maintenance                                        846             948             911
PowerChoice charge                                                      --             263              --
Amortisation of the MRA regulatory asset                                --             129             386
Depreciation and amortisation                                          340             356             345
Other taxes                                                            472             461             415
                                                                 -----------------------------------------
Total operating expenses                                             3,532           3,843           3,558
Operating income                                                       547             149             526
Other income                                                            37              61               4
                                                                 -----------------------------------------
Income before interest charges                                         584             210             530
Interest charges and preferred dividends                               274             397             485
Preferred dividend requirement of subsidiary                            37              37              37
                                                                 -----------------------------------------
Income (loss) before federal and foreign income taxes                  273            (224)              8
Federal and foreign income taxes                                       127             (67)             19
                                                                 -----------------------------------------
Income (loss) before extraordinary item                                146            (157)            (11)
Extraordinary item                                                      --              --             (24)
                                                                 -----------------------------------------
Net income (loss)                                                      146            (157)            (35)
                                                                 =========================================
Earnings per average common share before extraordinary item         $ 1.01          $(0.95)         $(0.06)

                       Summary consolidated balance sheet
                                    (US GAAP)

                                                 At 31 December   At 31 December
                                                           1998             1999
                                                            $'m              $'m
Assets
Net utility plant                                         6,878            5,888
Other property and investments                              411              485
Current assets                                              970              674
Regulatory assets                                         5,468            5,518
Other assets                                                134              105
                                                      --------------------------
Total assets                                             13,861           12,670
                                                      ==========================

Liabilities and capitalisation
Capitalisation
Common stockholders' equity                               3,170            2,976
Preferred stock of subsidiary:
Not subject to mandatory redemption                         440              440
Subject to mandatory redemption                              69               61
Long-term debt                                            6,417            5,043
                                                      --------------------------
Total capitalisation                                     10,096            8,520
Current liabilities                                         843            1,118
Regulatory and other liabilities                          2,702            2,792
Commitments and contingencies                               220              240
                                                      --------------------------
Total liabilities and capitalisation                     13,861           12,670
                                                      ==========================

                                   APPENDIX IV

                                   DEFINITIONS

The following definitions apply throughout this press release unless the context requires otherwise:

"Acquisition"                     the acquisition of Niagara Mohawk by National
                                  Grid pursuant to the Merger Agreement

"Completion"                      the closing of the Acquisition following
                                  satisfaction or waiver of the conditions attaching to the Acquisition and the delivery of a certificate of merger for filing with the Department of State of the State of New York and the Secretary of State of the State of Delaware

"EGM" the extraordinary general meeting of National Grid to be convened for the purpose of seeking approval for the Acquisition

"Energis"                         Energis plc, an associate of National Grid
                                  involved in the provision of
                                  telecommunications services

"EUA"                             Eastern Utilities Associates

"London Stock Exchange"           London Stock Exchange plc

"Merger Agreement" the Agreement and Plan of Merger and Scheme of Arrangement dated 4 September 2000 entered into between National Grid, New National Grid, Grid Delaware, Inc., a direct wholly owned subsidiary of New National Grid, and Niagara Mohawk

"National Grid"                   National Grid Group plc

"NEES"                            New England Electric System

"New National Grid"               New National Grid Limited, which will
                                  re-register as a public limited company and following implementation of the Scheme of Arrangement will be the new holding company of National Grid

"New National Grid Shares"        new ordinary shares issued by New National
                                  Grid in the form of American Depositary Shares of New National Grid ("ADSs"), each of which will represent five ordinary shares in New
                                  National Grid. Such ADSs will be evidenced by American Depositary Receipts of New National
                                  Grid, each representing any number of
                                  underlying ADSs

"Niagara Mohawk"                  Niagara Mohawk Holdings, Inc.

"Niagara Mohawk shareholders"     holders of Niagara Mohawk Shares

"Niagara Mohawk Shares"           shares of Niagara Mohawk

"Rothschild"                      N M Rothschild & Sons Limited and Rothschild
                                  Inc.

"Scheme of Arrangement"           a scheme of arrangement pursuant to section
                                  425 of the Companies Act 1985

"SEC"                             the US Securities and Exchange Commission

"UK"                              the United Kingdom

"US" the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia, and all other areas subject to its jurisdiction

"$"                               US dollar

[FINANCIAL PRESENTATION DATED SEPTEMBER 5, 2000]

                              [LOGO] National Grid

[LOGO] National Grid

Niagara [LOGO] Mohawk

                                   [GRAPHIC]

                                   DAVID JONES
                              GROUP CHIEF EXECUTIVE

                                   [GRAPHIC]

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Agenda

David Jones                   : Headlines
Group Chief Executive

Mike Jesanis                  : Niagara Mohawk - the business
CFO, National Grid USA

Stephen Box                   : Deal structure and valuation
Group Finance Director

David Jones                   : Summary
Group Chief Executive

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

US opportunity

o     Discussions with Niagara Mohawk started December 1999

o     US market attractive

o Opportunities to improve shareholder returns Incentive based regulation Synergy benefits of consolidating acquisitions Rationalisation of transmission networks

o     Opportunity to exploit UK expertise

NEES the right entry point

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Delivering value in US

o     Swift integration of EUA
            Integration savings 50% more than originally estimated

o Negotiated long term incentive based regulatory deals Integration savings 10% controllable cost base Total savings 30% by 2004

o     Earnings enhancing after goodwill a year early

o     Nominal pre-tax return up to 10.5% by 2004
            Compares to 6.5% real return in UK

Now leveraging US platform and skills with Niagara Mohawk

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Niagara Mohawk

o     Electricity and gas transmission and distribution

o     Operates in a single state

o     Generation capacity sold or being sold

o     More than doubles US operating profit and customers

o     Reinforces leadership in Northeast

o     Improves profile of National Grid Group business

o     Earnings and cashflow enhancing

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Four upsides

o     Integration savings
            10% of combined controllable cost base
            $90 million per year

o     Improve Niagara Mohawk's operating performance
            Lift to National Grid USA level

o     Exploit transmission opportunities

o     Telecoms
            Extend NEESCom across Niagara Mohawk
            Telergy stake

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

The acquisition

o     $3.0 billion ((pounds)2.1 billion)

o     One third cash / two thirds new shares

o     Proportion of cash can be increased

o     Completion late 2001

o     Rick Sergel to run combined business

o     Bill Davis joins Group Board on completion

                                  MIKE JESANIS
                            CHIEF FINANCIAL OFFICER
                               NATIONAL GRID USA

                                   [GRAPHIC]

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Service territory

o     Highly focussed wires and pipes business

o     Over 1.5 million electric customers

o     Over 0.5 million gas customers

                                   [GRAPHIC]

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Distribution leader in Northeast

                                  [BAR CHART]

Distributes 34 TWh electricity and 208 billion cubic feet gas

3.3 million combined electricity customers

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Largest transmission business

                                  [BAR CHART]

Approximately 12,000 combined transmission circuit miles

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Exit from generation

o     All US non-nuclear generation sold or under contract

o     Nine Mile Point nuclear plants
            Sale expected 2001 before completion of acquisition

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Summary of PowerChoice

o     Sets Niagara Mohawk rates until September 2003

o     Provides framework for recovery of stranded costs

o     Allocates supply risks between customers and investors

o     Provides merger incentives

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Stranded costs recovery

o     Long term power contracts - $3 billion

o     Nuclear costs (including decommissioning)
           Up to $2 billion, to be reduced by sales proceeds

o     Non-nuclear generation - $150 million

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Other PowerChoice provisions

o     Supply risk
            Niagara Mohawk has hedged significant component of supply risk Investors bear unhedged risks until September 2001 estimated $90 million in total
            Customers bear all risks from September 2001

o     Merger incentives
            Investors to retain all merger savings for 5 years up to amount of acquisition premium

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Niagara Mohawk - an excellent fit

o     Focus on wires and pipes

o     Divestiture of generation

o     Resolution of stranded costs

o     Managed supply risk

Premier energy delivery company in Northeast

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Recent financial performance

o     Strong cashflow
            EBITDA $1.3 billion
            Free cashflow approximately $500 million pa before asset sales

o     Changes in capital structure
            Debt reduction of $1.1 billion
            Buy backs reduced shares from 187 million to 160 million

o     Installation of new customer service system - $69 million

o     Non earning regulatory assets

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

1999 Pro forma income statement

$m                                            Reported    Adjustments   Restated
--------------------------------------------------------------------------------
Revenue                                        4,084                     4,084

Operating expenses                             2,793          (69)       2,724
--------------------------------------------------------------------------------
EBITDA                                         1,291                     1,360

Depreciation & amortisation                      761         (232)         529
--------------------------------------------------------------------------------
EBIT                                             530                       831

Interest & preferred dividends                   522          (25)         547

Taxes                                             19           97          116
--------------------------------------------------------------------------------
Net income                                       (11)                      168

Average shares                                   186                       160

EPS                                            (0.06)                     1.05

Book value per share                          $16.78                    $12.51

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Improving financial performance

o     Reduce combined controllable electricity cost base by 10% ($90 million pa)

o     Opportunities to increase operating efficiencies

o     Existing rate agreements allow investors to retain benefits

Expected return on expanded US business - 10.5%

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Additional upside - transmission

o Lack of strong transmission operators significant factor behind rising and volatile wholesale electricity prices

o     National Grid operating expertise

Most extensive transmission system in North East

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Additional upside - gas

o     3rd largest and lowest cost in New York State

o     $580 million revenues

o     $90 million operating profit

o     Favourable regulatory settlement

o     Acquisition brings new skill set to the group

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Additional upside - telecoms

                                                Opportunities to expand NEESCom
                                                model in Niagara Mohawk
                                                territory
                          [GRAPHIC]
                                                18% economic interest in Telergy

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

The acquisition of Niagara Mohawk

o     Expands distribution, transmission and telecoms in Northeast

o     Opportunity to earn superior returns

o     Gas provides potential vehicle for creating value

                                  STEPHEN BOX
                             GROUP FINANCE DIRECTOR

                                   [GRAPHIC]

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Transaction structure

o     Recommended $3.0bn offer ($19 per share)

o     Collar: $32.50 to $51.00 per National Grid ADS
            446p to 699p per share at current exchange rates

o     Two thirds equity / one third cash
             14.3% of enlarged equity based on current share price Range 11.8% to 17.4%

o     Flexible structure enables increase in cash element

o     New Top Co structure

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Valuation

o     37% premium to equity value

o     Recent under-performance
             One-off earnings hits
             No dividend paid since 1995
             Stock overhang - Tiger Fund

o     DCF valuation
             Price covered by businesses plus recovery of stranded costs Excludes merger savings or operating efficiency opportunities

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Exit multiples

                            NiMo       Other acquisitions

       EV / EBITDA          6.6x             7.6x
       EV / EBIT           10.8x            11.5x
       PER                 18.1x            16.0x
       Book value           1.5x             2.0x

o     NiMo multiples better on completion
            Strong cashflow
            No ordinary dividends

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Financial impact

o     EPS enhancing after goodwill

o     Cash flow enhancing

o     Interest cover 2.5x increasing to 3.0x

o     Group effective tax rate remains 26%

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

Timetable

o     Shareholder meetings in early 2001

o     Regulatory approvals - no difficult issues

o     Completion expected late 2001

                                                            [LOGO] National Grid

National Grid pre Interims update 1

o     One off impacts - (pounds)177 million
           (pounds)17 million net interest benefit
           Release of (pounds)20 million tax provisions
           (pounds)140 million exceptional tax credit

o     Brazil increased start-up losses to (pounds)75 million
           Co-billing arrangements being introduced
           New tariffs from January 2001
           Peak operating losses in current year
           Sprint to resume active involvement

                                                            [LOGO] National Grid

National Grid pre Interims update 2

o     UK transmission in line with expectations

o     US well ahead of expectations
            Strong volume growth
            Earnings enhancing after goodwill - a year early

                                  DAVID JONES
                             GROUP CHIEF EXECUTIVE

                                   [GRAPHIC]

                                                            [LOGO] National Grid

                                                           Niagara [LOGO] Mohawk

The right next step

o     Builds on existing platform

o     Substantial merger synergies

o     Additional operational efficiencies

o     Transmission and Telecoms upsides

o     Stronger Group earnings profile

[LOGO] National Grid

Niagara [LOGO] Mohawk

                                   [GRAPHIC]

[REMARKS OF WILLIAM E. DAVIS]

      INTRODUCTIONS

      Good morning. And it truly is a great morning for Niagara Mohawk. We have just signed a merger agreement that will make Niagara Mohawk a key part of the National Grid Group - a rapidly growing international transmission, distribution and telecommunications company headquartered in London.

      With me today to present the highlights of our merger agreement are

      -Stephen Box, Group Finance Director for National Grid Group

      -Bill Edwards, Chief Financial Officer of Niagara Mohawk

      SUMMARY OVERVIEW

      Under the terms of the merger agreement, National Grid Group will acquire Niagara Mohawk Holdings in exchange for a mixture of cash and National Grid Group American Depositary Shares.

      The merger is a vote of confidence by National Grid in Niagara Mohawk and the New York State economy. I believe National Grid's significant investment in New York is strong evidence that the policies of Governor Pataki are working and will continue to foster economic growth throughout the region.

      The merger also provides recognition of the value inherent in Niagara Mohawk's strong cash flow and strategic direction as a focused energy delivery company.

      GOVERNANCE ISSUES

      Upon completion of the transaction, we will become a wholly owned subsidiary of National Grid and be known as "Niagara Mohawk, a National Grid Company." We will keep our operating headquarters in Syracuse, NY.

      From a leadership perspective, I will continue as Chairman of Niagara Mohawk and will also serve as Chairman of National Grid USA for a period of two years following completion of the transaction. Rick Sergel will continue in his role as President and CEO of National Grid USA.

      An integration team comprised of representatives from both companies will begin work immediately under Rick Sergel's direction to assure an effective transition.

      Upon completion of the transaction, I will also join Rick on the National Grid board of directors as an executive director for a period of two years.

      FINANCIAL HIGHLIGHTS

      I will now turn to the financial highlights of the transaction. Under the terms of the merger agreement, Niagara Mohawk shareholders will receive $19.00 for each Niagara Mohawk share held. The $19.00 value represents a 37% premium to our closing price of $13 7/8 last Friday.

      We have agreed to a fixed price transaction structure with a collar mechanism. Our shareholders will receive a fixed value of $19.00 per share so long as the National Grid ADS price is between $32.50 and $51.00. This represents a range of about 22% minus and plus around last Friday's closing price of the National Grid ADS. If the ADS price moves outside of the collar limits, our shareholders begin to share in the upside or downside value of National Grid Group.

      Our shareholders will also enjoy the dividend payments on the National Grid ADSs, which currently represent an annual yield of about 2.5%.

      FORM OF CONSIDERATION

      The total consideration being offered will be comprised of two-thirds new National Grid ADSs and one-third cash.

      Our shareholders will be able to elect to vary the consideration mix. National Grid may, at their discretion, increase the cash proportion of the consideration to satisfy the cash elections of our shareholders. Otherwise, the cash elections of our shareholders will be settled on a pro-rata allocation basis.

      TIME TABLE

      We expect the transaction to be completed by late next year, subject to a number of conditions. Those conditions include

      -regulatory and other governmental consents and approvals

      -sale of our Nine Mile Point nuclear assets or implementation of other arrangements satisfactory to National Grid

      -the approval of National Grid and Niagara Mohawk shareholders

      We will set out immediately to secure all necessary consents and approvals.

      I would now like to turn things over to Stephen Box to present National Grid's rationale for the transaction and overall strategic outlook.

      **************************************************************************

      National Grid and Niagara Mohawk will be filing a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, http://www.sec.gov or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, documents filed with the SEC by Niagara Mohawk will be available free of charge by contacting Niagara Mohawk at the following address and telephone number: Investor Relations, Niagara Mohawk Holdings, Inc., 300 Erie Boulevard West, Syracuse,

      NY 13202, telephone: 315-428-3134. Documents filed with the SEC by National Grid can be obtained by contacting National Grid at the following address and telephone number: David Forward, National Grid Group plc, 15 Marylebone Road, London, NW1 5JD, telephone: 020-7312-5600.

      PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

      This document does not constitute a solicitation by Niagara Mohawk or its board of directors of any approval or action of its shareholders. Niagara Mohawk and its board of directors will be soliciting proxies from Niagara Mohawk shareholders in favor of the merger. You can obtain more information about Niagara Mohawk's directors and officers and their beneficial interests in Niagara Mohawk's common stock and in the transaction, which will constitute a "change in control" for purposes of the employment agreements of certain Niagara Mohawk executives, by accessing Niagara Mohawk's 2000 Proxy Statement available on the SEC's website, http://www.sec.gov, and Niagara Mohawk's website, http://www.niagaramohawk.com. Updated information with respect to the security holdings of these individuals, and their interests in the transaction and the solicitation, will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with National Grid is forward-looking, including statements regarding the consideration per share that Niagara Mohawk's shareholders are projected to receive from the transaction and Niagara Mohawk's expectation as to the closing date of the transaction. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Niagara Mohawk's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the National Grid transaction include, but are not limited to: the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the dollar equivalent of the market price of National Grid ordinary shares.